AMENDED AND RESTATED
               TERMINATION BENEFITS AGREEMENT


      As of July 29, 1994, INDIANA ENERGY, INC., an Indiana corporation having its principal executive offices at 1630 North Meridian Street, Indianapolis, Indiana 46202 ("ENERGY"), INDIANA GAS COMPANY, INC., an Indiana corporation having its principal executive offices at 1630 North Meridian Street, Indianapolis, Indiana 46202 ("INDIANA GAS") (both ENERGY and INDIANA GAS being collectively referred to herein as the "Company"), and Carl L. Chapman, an Indiana resident whose mailing address is 1630 North Meridian Street, Indianapolis, Indiana 46202-1496 (the "Executive") entered into a Termination Benefits Agreement (the "Agreement"). Pursuant to Section 4(f) of the Agreement and effective as of March 15, 1996, the Company and Executive amend and completely restate the Agreement to provide, in its entirety, as follows:

                       R E C I T A L S

      The following facts are true:

      A.  The  Executive  is serving the Company  as  a  key
executive  officer, and is expected to continue  to  make  a
major   contribution  to  the  profitability,  growth,   and
financial strength of the Company;

      B. The Company considers the continued services of the Executive to be in the best interests of the Company and its shareholders, and desires to assure itself of the availability of such continued services in the future on an objective and impartial basis and without distraction or conflict of interest in the event of an attempt to obtain control of the Company.

      C. Effective as of March 15, 1996 Executive shall become a key executive officer of PROLIANCE ENERGY, L.L.C. ("PROLIANCE"), fifty percent (50%) of which is currently owned by IGC Energy, Inc. an indirect wholly-owned subsidiary of Energy.

      D. The Executive is willing to remain in the employ of the Company upon the understanding that the Company will provide him with income security upon the terms and subject to the conditions contained herein if his employment is terminated by the Company without cause or if he voluntarily terminates his employment for good reason. For purposes of this Agreement, employment with and compensation paid by PROLIANCE shall be deemed employment with or compensation paid by the Company unless IGC Energy, Inc., Energy or any direct or indirect subsidiary of Energy ceases to own any interest in PROLIANCE.

      E. If, subsequent to March 15, 1996, Executive's employment with PROLIANCE is terminated and Executive resumes employment with the Company within thirty (30) days following his termination of employment with PROLIANCE, this Agreement shall continue in full force and effect for Executive.
                      A G R E E M E N T

      In consideration of the premises and the mutual covenants and agreements hereinafter set forth, the Company and the Executive agree as follows:

      1. Undertaking. The Company agrees to pay to the Executive the termination benefits specified in paragraph 2 hereof if (a) control of ENERGY is acquired (as defined in paragraph 3(a) hereof) during the term of this Agreement (as described in paragraph 5 hereof) and (b) within three (3) years after the acquisition of control occurs (i) the Company terminates the employment of the Executive for any reason other than Cause (as defined in paragraph 3(b) hereof), death, the Executive's attainment of age sixty-five
(65) or total and permanent disability, or (ii) the Executive voluntarily terminates his employment with the Company for Good Reason (as defined in paragraph 3(c)
hereof) or without reason during the Window Period (as defined in paragraph 3(d) hereof); provided, however, that if after an acquisition of control of Energy, Executive ceases to be employed by PROLIANCE but within seven (7) calendar days resumes employment with Energy, Indiana Gas or any of their successors at approximately the same total compensation and benefits as received from PROLIANCE, Executive shall not be entitled to benefits under this Agreement by reason of his termination of employment with PROLIANCE; provided, further, that Executive may still be entitled to benefits under this Agreement consistent with this paragraph if his employment with the Company is subsequently terminated.

      2. Termination Benefits. If the Executive is entitled to termination benefits pursuant to paragraph 1 hereof, the Company agrees to pay to the Executive as termination benefits in a lump sum payment within five (5) calendar days of the termination of the Executive's employment an amount to be computed by multiplying (i) the Executive's average annual compensation (as determined consistent with the provisions of Section 280G(d)(l) of the Internal Revenue Code of 1986, as amended (the "Code") in effect on July 29,
1994)  payable  by the Company which was includable  in  the gross income of the Executive for the most recent five (5) calendar years ending coincident with or immediately before the date on which control of the Company is acquired (or such portion of such period during which the Executive was an employee of the Company), by (ii) two hundred ninety-nine and ninety-nine one hundredths percent (299.99%). For the purposes of this Agreement, employment and compensation paid by any direct or indirect subsidiary of the Company will be deemed to be employment and compensation paid by the Company.

      3. Definitions.

(a) As used in this Agreement, the "acquisition of control" means:

      (i) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of twenty percent (20%) or more of either (A) the then
outstanding   shares  of  common  stock   of   ENERGY   (the
"Outstanding ENERGY Common Stock") or (B) the combined voting power of the then outstanding voting securities of
ENERGY entitled to vote generally in the election of directors (the "Outstanding ENERGY Voting Securities"); provided, however, that the following acquisitions shall not constitute an acquisition of control: (A) any acquisition directly from ENERGY (excluding an acquisition by virtue of the exercise of a conversion privilege), (B) any acquisition by ENERGY, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by ENERGY, INDIANA GAS or any corporation controlled by ENERGY or (D) any acquisition by any corporation pursuant to a reorganization, merger or consolidation, if, following such reorganization, merger or consolidation, the conditions described in clauses (A), (B) and (C) of subsection (iii) of this paragraph 3(a) are satisfied;

      (ii) Individuals who, as of the date hereof, constitute the Board of Directors of ENERGY (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board of Directors of ENERGY (the "Board"); provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by ENERGY's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

      (iii) Approval by the shareholders of ENERGY of a reorganization, merger or consolidation, in each case, unless, following such reorganization, merger or consolidation, (A) more than sixty percent (60%) of, respectively, the then outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding ENERGY Common Stock and Outstanding ENERGY Voting Securities immediately prior to such reorganization, merger or consolidation in substantially the same proportions as their ownership, immediately prior to such reorganization, merger or consolidation, of the Outstanding ENERGY Stock and Outstanding ENERGY Voting Securities, as the case may be,
(B) no Person (excluding ENERGY, any employee benefit plan or related trust of ENERGY, INDIANA GAS or such corporation resulting from such reorganization, merger or consolidation and any Person beneficially owning, immediately prior to such reorganization, merger or consolidation and any Person beneficially owning, immediately prior to such reorganization, merger or consolidation, directly or indirectly, twenty percent (20%) or more of the Outstanding ENERGY Common Stock or Outstanding Voting Securities, as the case may be) beneficially owns, directly or indirectly, twenty percent (20%) or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation or the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors and (C) at least a majority of the members of the board of directors of the corporation resulting from such reorganization, merger or consolidation were members of the Incumbent Board at the time of the execution of the initial agreement providing for such reorganization, merger or consolidation;

      (iv) Approval by the shareholders of ENERGY of (A) a complete liquidation or dissolution of ENERGY or (B) the sale or other disposition of all or substantially all of the assets of ENERGY, other than to a corporation, with respect to which following such sale or other disposition (1) more than sixty percent (60%) of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding ENERGY Common Stock and Outstanding ENERGY Voting Securities immediately prior to such sale or other disposition in substantially the same proportion as their ownership, immediately prior to such sale or other disposition, of the Outstanding ENERGY Common Stock and Outstanding ENERGY Voting Securities, as the case may be, (2) no Person (excluding ENERGY and any employee benefit plan or related trust of ENERGY,INDIANA GAS or such corporation and any Person beneficially owning, immediately prior to such sale or other disposition, directly or indirectly, twenty percent (20%) or more of the Outstanding ENERGY Common Stock or Outstanding ENERGY Voting Securities, as the case may be) beneficially owns, directly or indirectly, twenty percent (20%) or more of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors and (3) at least a majority of the members of the board of directors of such corporation were members of the Incumbent Board at the time of the execution of the initial agreement or action of the Board providing for such sale or other disposition of assets of ENERGY; or

      (v) The closing, as defined in the documents relating to, or as evidenced by a certificate of any state or federal governmental authority in connection with, a transaction approval of which by the shareholders of ENERGY would constitute an "acquisition of control" under subsection
(iii) or (iv) of this section 3(a) of this Agreement.

      Notwithstanding anything contained in this Agreement to the contrary, if the Executive's employment is terminated before an "acquisition of control" as defined in this section 3(a) and the Executive reasonably demonstrates that such termination (i) was at the request of a third party who has indicated an intention or taken steps reasonably calculated to effect an "acquisition of control" and who effectuates an "acquisition of control" (a "Third Party") or
(ii) otherwise occurred in connection with, or in anticipation of, an "acquisition of control" which actually occurs, then for all purposes of this Agreement, the date of an "acquisition of control" with respect to the Executive shall mean the date immediately prior to the date of such termination of the Executive's employment.

      (b) As used in this Agreement, the term "Cause" means fraud, dishonesty, theft of corporate assets, or other gross misconduct by the Executive. Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for cause unless and until there shall have been delivered to him a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board at a meeting of the Board called and held for the purpose (after reasonable notice to him and an opportunity for him, together with his counsel, to be heard before the Board), finding that in the good faith opinion of the Board the Executive was guilty of conduct set forth above in the first sentence of the subsection and specifying the particulars thereof in detail.

      (c) As used in this Agreement, the term "Good Reason" means, without the Executive's written consent, (i) a demotion in the Executive's status, position or responsibilities which, in his reasonable judgment, does not represent a promotion from his status, position or responsibilities as in effect immediately prior to the change in control; (ii) the assignment to the Executive of any duties or responsibilities which, in his reasonable judgment, are inconsistent with such status, position or responsibilities; or any removal of the Executive from or failure to reappoint or reelect him to any of such positions, except in connection with the termination of his employment for total and permanent disability, death or Cause or by him other than for Good Reason; (iii) a reduction by the Company in the Executive's base salary as in effect on the date hereof or as the same may be increased from time to time during the term of this Agreement or the Company's failure to increase (within twelve (12) months of the Executive's last increase in base salary) the Executive's base salary after a change in control in an amount which at least equals, on a percentage basis, the average percentage increase in base salary for all executive and senior officers of the Company effected in the preceding twelve (12) months; (iv) the relocation of the principal executive offices of ENERGY, INDIANA GAS, or PROLIANCE, whichever entity on behalf of which the Executive performs a principal function of that entity as part of his employment services, to a location outside the Indianapolis, Indiana metropolitan area or the Company's requiring him to be based at any place other than the location at which he performed his duties prior to a change in control, except for required travel on the Company's business to an extent substantially consistent with his business travel obligations at the time of a change in control; (v) the failure by the Company to continue in effect any incentive, bonus or other compensation plan in which the Executive participates immediately prior to the change in control, including but not limited to the Company's stock option and restricted stock plans, if any, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan), with which he has consented, has been made with respect to such plan in connection with the change in control, or the failure by the Company to continue his participation therein, or any action by the Company which would directly or indirectly materially reduce his participation therein;
(vi) the failure by the Company to continue to provide the Executive with benefits substantially similar to those enjoyed by him or to which he was entitled under any of the Company's pension, profit sharing, life insurance, medical, dental, health and accident, or disability plans in which he was participating at the time of a change in control, the taking of any action by the Company which would directly or indirectly materially reduce any of such benefits or deprive him of any material fringe benefit enjoyed by him or to which he was entitled at the time of the change in control, or the failure by the Company to provide him with the number of paid vacation and sick leave days to which he is entitled on the basis of years of service with the Company in accordance with the Company's normal vacation policy in effect on the date hereof; (vii) the failure of the Company to obtain a satisfactory agreement from any successor or assign of the Company to assume and agree to perform this Agreement; (viii) any purported termination of the Executive's employment which is not effected pursuant to a Notice of Termination satisfying the requirements of paragraph 4(c) hereof (and, if applicable, paragraph 3(b) hereof); and for purposes of this Agreement, no such purported termination shall be effective; or (ix) any request by the Company that the Executive participate in an unlawful act or take any action constituting a breach of the Executive's professional standard of conduct.

     Notwithstanding anything in this paragraph 3(c) to the contrary, the Executive's right to terminate his employment pursuant to this paragraph 3(c) shall not be affected by his incapacity due to physical or mental illness.

     (d) As used in this Agreement, the "Window Period" shall mean the 30-day period immediately following the first anniversary of the acquisition of control.

4. Additional Provisions.

      (a) Enforcement of Agreement. The Company is aware that upon the occurrence of a change in control the Board of Directors or a shareholder of the Company may then cause or attempt to cause the Company to refuse to comply with its obligations under this Agreement, or may cause or attempt to cause the Company to institute, or may institute, litigation seeking to have this Agreement declared unenforceable, or may take or attempt to take other action to deny the Executive the benefits intended under this Agreement. In these circumstances, the purpose of this Agreement could be frustrated. It is the intent of the Company that the Executive not be required to incur the expenses associated with the enforcement of his rights under this Agreement by litigation or other legal action, nor be bound to negotiate any settlement of his rights hereunder, because the cost and expense of such legal action or settlement would substantially detract from the benefits intended to be extended to the Executive hereunder. Accordingly, if following a change in control it should appear to the Executive that the Company has failed to comply with any of its obligations under this Agreement or in the event that the Company or any other person takes any action to declare this Agreement void or unenforceable, or institutes any litigation or other legal action designed to deny, diminish or to recover from the Executive the benefits entitled to be provided to the Executive hereunder, and that the Executive has complied with all of his obligations under this Agreement, the Company irrevocably authorizes the Executive from time to time to retain counsel of his choice, at the expense of the Company as provided in this paragraph 4(a), to represent the Executive in connection with the initiation or defense of any litigation or other legal action, whether such action is by or against the Company or any director, officer, shareholder, or other person affiliated with the Company, in any jurisdiction. Notwithstanding any existing or prior attorney-client relationship between the Company and such counsel, the Company irrevocably consents to the Executive entering into an attorney-client relationship with such counsel, and in that connection the Company and the Executive agree that a confidential relationship shall exist between the Executive and such counsel. The reasonable fees and expenses of counsel selected from time to time by the Executive as hereinabove provided shall be paid or reimbursed to the Executive by the Company on a regular, periodic basis upon presentation by the Executive of a statement or statements prepared by such counsel in accordance with its customary practices, up to a maximum aggregate amount of $500,000. Any legal expenses incurred by the Company by reason of any dispute between the parties as to enforceability of or the terms contained in this Agreement, notwithstanding the outcome of any such dispute, shall be the sole responsibility of the Company, and the Company shall not take any action to seek reimbursement from the Executive for such expenses.

     (b) Severance Pay: No Duty to Mitigate. The amounts payable to the Executive under this Agreement shall not be treated as damages but as severance compensation to which the Executive is entitled by reason of termination of his employment in the circumstances contemplated by this Agreement. The Company shall not be entitled to set off against the amounts payable to the Executive any amounts earned by the Executive in other employment after termination of his employment with the Company, or any amounts which might have been earned by the Executive in other employment had he sought such other employment.

     (c) Notice of Termination. Any purported termination by the Company or by the Executive for Good Reason or by the Executive without any reason during the Window Period shall be communicated by written Notice of Termination to the other party hereto in accordance with paragraph 4(j) hereof. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination  provision  in this Agreement  relied  upon  and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of his employment under the provision so indicated. For purposes of this Agreement, no such purported termination shall be effective without such Notice of Termination.

     (d) Internal Revenue Code. Notwithstanding anything in this Agreement to the contrary (other than this paragraph), in the event that Arthur Andersen & Co. (or its successor) determines that any payment by the Company to or for the benefit of the Executive pursuant to the terms of this Agreement would be nondeductible by the Company for federal income tax purposes because of Section 280G of the Code, then the amount payable to or for the benefit of the Executive pursuant to this Agreement shall be reduced (but not below zero) to the maximum amount payable without causing the payment to be nondeductible by the Company because of Section 280G of the Code; provided, however, that notwithstanding the preceding clause of this sentence, if
Section 280G of the Code is amended after the date on which this Agreement has been executed and if the amendment has the effect of reducing the amount of deductible payments that may be made by the Company to the Executive under
Section 280G of the Code to an amount less than what would have been deductible by the Company under Section 280G of the Code as in effect on July 29, 1994, the maximum amount payable to the Executive under this paragraph 4(d) shall be determined without regard to any amendment to Section 280G of the Code; provided, further, that if solely by reason of any amendment to Section 280G of the Code an excise tax is imposed on the Executive under Section 4999 of the Code as a result of payments made under this Agreement, the Company shall increase the benefit payable to the Executive under this Agreement by an amount ("Make Whole Payment") which, after taking into account the additional federal, state and local income taxes or the amount (including the Code Section 4999 excise tax that would be imposed on the Make Whole Payment), would reimburse the Executive fully for the Code
Section 4999 tax that is imposed on the other payments made hereunder and put the Executive in same net after-tax position with respect to this Agreement that he would have been but for the excise tax. Such determination by Arthur Andersen & Co. (or its successor) shall be conclusive and binding upon the parties.

     (e) Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective executors, administrators, heirs, personal representatives, successors, and assigns, but neither this Agreement nor any right hereunder may be assigned or transferred by either party hereto, any beneficiary, or any other person, nor be subject to alienation, anticipation, sale, pledge, encumbrance, execution, levy, or other legal process of any kind against the Executive, his beneficiary or any other person. Notwithstanding the foregoing, the Company shall assign this Agreement to any corporation or other business entity succeeding to substantially all of the business and assets of the Company by merger, consolidation, sale of assets, or otherwise and shall obtain the assumption of this Agreement by such successor.

            (f) Amendment. This Agreement shall not be amended, modified, or supplemented without the written agreement of the parties at the time of such amendment, modification, or supplement.

     (g) Governing Law. This Agreement shall be governed by and subject to the law of the state of Indiana.

     (h) Severability. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision had not been contained herein.

     (i)  Captions. The captions in this Agreement  are  for
convenience  and identification purposes only,  are  not  an
integral  part  of  this  Agreement,  and  are  not  to   be
considered in the interpretation of any part hereof.

     (j) Notices. Except as otherwise specifically provided in this Agreement, all notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered in person or sent by registered or certified mail, postage prepaid, addressed as set forth above, or to such other address as shall be furnished in writing by any party to the others.

     (k) Waivers. Except as otherwise specifically provided in this Agreement, no waiver by either party hereto of any breach by the other party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed to be a valid waiver unless such waiver is in writing or, even if in writing, shall be deemed to be a waiver of a subsequent breach of such condition or provision or a waiver of a similar or dissimilar provision or condition at the same or at any prior or subsequent time.

     5. Term of this Agreement. This Agreement shall remain in effect until October 1, 1999 or until the expiration of any extension thereof. The term of this Agreement shall be automatically extended for one (1) year periods without further action of the parties as of October 1, 1995 and each succeeding October 1 thereafter, unless ENERGY shall have served written notice to the Executive prior to October 1, 1995 or prior to October 1 of each succeeding year, as the case may be, of its intention that the Agreement shall terminate at the end of the five (5) year period that begins with the October 1 following the date of such written notice.

             IN WITNESS WHEREOF, the parties have
executed this Amended and Restated Agreement on this 15th day of March, 1996.


                              INDIANA ENERGY, INC.


                              By:  /s/O. N. Frenzel III
                                   O. N. Frenzel III, as
                                   Chairman of the Compensation Committee

Attest:


/s/Ronald E. Christian
Secretary or Assistant Secretary

                              INDIANA GAS COMPANY, INC.


                              By:  /s/Lawrence A. Ferger
                                   President or Vice President

Attest:


/s/Ronald E. Christian
Secretary or Assistant Secretary

                              EXECUTIVE


                              /s/Carl L. Chapman
                              Carl L. Chapman